UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 20, 2006
Atlantic Coast Entertainment Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-110484	54-2131349

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Sands Hotel & Casino	08401
Indiana Avenue and Brighton Park, 9th Floor
Atlantic City, New Jersey

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (609) 441-4633
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
Reference is made to the terms of that certain Loan Agreement by and among Atlantic Coast Entertainment Holdings, Inc. (“Atlantic”), as borrower, ACE Gaming, LLC (“ACE”), a wholly-owned subsidiary of Atlantic, as guarantor, and Drawbridge Special Opportunities Fund LP (“Drawbridge”) as successor to the obligations of Fortress Credit Corp. (“Fortress”), as lender, (the “Loan Agreement”) and certain related ancillary documents previously reported on Atlantic’s Current Reports on Form 8-K, filed with the Securities and Exchange Commission on November 18, 2004 and March 16, 2006.
On September 20, Atlantic terminated the Loan Agreement. Prior to the termination of the Loan Agreement, Drawbridge was committed to lend up to $5,000,000 to Atlantic under a revolving line of credit. In connection with the termination of the Loan Agreement Atlantic paid approximately $52,000 to Fortress, which principally consisted of a $50,000 prepayment fee. Apart from such prepayment and related fees, no principal amount was outstanding under the Loan Agreement immediately prior to its repayment and termination. In connection with the acquisition agreement (the “Acquisition Agreement”) with Pinnacle Entertainment, Inc., which Atlantic previously filed as Exhibit 2.1 to its Current Report on Form 8-K filed on September 6, 2006, Atlantic is required to remove all outstanding liens on ACE or its property, and Atlantic must terminate the Loan Agreement in order to remove such liens. All descriptions of the Loan Agreement and Acquisition Agreement included herein are qualified in their entirety by reference to the full text of such documents, which are incorporated by reference herein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.
Dated: September 26, 2006	By:	/s/ Denise Barton
		Name:	Denise Barton
		Title:	Vice President, Chief Financial Officer, and Principal Accounting Officer